WRITTEN WAIVER AND AMENDMENT NO. 5

TO

CREDIT AND SECURITY AGREEMENT

THIS WRITTEN WAIVER AND AMENDMENT NO. 5 (this “Amendment”) is entered into as of November 14, 2006, by and among OBLIO TELECOM, INC., a Delaware corporation (“Oblio”), each of its direct and indirect subsidiaries signatory hereto (Oblio and each such subsidiary are referred to, individually and collectively, jointly and severally as the “Borrower”), the other Credit Parties signatory hereto and CAPITALSOURCE FINANCE LLC, a Delaware limited liability company (the “Lender”).

BACKGROUND

Borrower and Lender entered into a Credit and Security Agreement dated as of August 12, 2005, as amended by Waiver and Amendment No. 1 dated as of December 13, 2005, Waiver and Amendment No. 2 dated as of March 8, 2006, Waiver and Amendment No. 3 dated as of May 19, 2006 and Waiver and Amendment No. 4 dated as of August 7, 2006 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) pursuant to which Lender provided Borrower with certain financial accommodations.

The Borrower has requested that Lender make certain amendments to the Loan Agreement, and Lender is willing to do so on the terms and conditions hereafter set forth.

NOW, THEREFORE, in consideration of any loan or advance or grant of credit heretofore or hereafter made to or for the account of Borrower by Lender, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.  Definitions. All capitalized terms not otherwise defined herein shall have the meanings given to them in the Loan Agreement.

2.  Acknowledgement. Each Credit Party hereby affirms and acknowledges that (a) as of November 13, 2006, there is presently due and owing to Lender the principal amounts of $7,083,286.68 with respect to the Revolving Facility, $3,283,333.33 with respect to Term Loan A and $2,666,670.00 with respect to Term Loan B, in each case together with interest, costs, fees (including without limitation, the accrued Non-Compliance Fee) and expenses (collectively, the “Amount”), (b) the Amount is due and owing without defense, offset or counterclaim of any kind or nature whatsoever, and (c) the Loan Documents are and shall continue to be legal, valid and binding obligations and agreements of such Credit Party enforceable in accordance with their respective terms and secured by first priority perfected Liens on the Collateral in favor of Lender.

3.  Waiver. From time to time, Borrower and Lender have had discussions regarding certain Events of Default (the “Designated Events of Default”) that have occurred under the Loan Agreement which Lender may have orally waived. Borrower and Lender desire to specify in writing the Designated Events of Default as (i) a breach of Section 8.1(i) as a result of Borrower’s suspension or termination of its prepaid phone card contract with AT&T over Borrower and AT&T’s dispute over Borrower’s payment of FET and USF payments to AT&T, (ii) Credit Parties’ noncompliance with Section 6.1(a)(ii) for the months of July, August and September, 2006 due to open audit issues in seeking concurrence from Borrower’s independent auditor related to the application of FET and USF tax recoveries in compliance with generally accepted accounting principals, and (iii) the failure of Borrower to accurately report Eligible Receivables due to Borrower’s unintentional understatement of ineligible Accounts prior to the date of this Amendment; upon Lender advising Borrower of this reporting error, Borrower promptly corrected its calculations. Subject to the provisions set forth in this Amendment, Lender hereby provides written waiver of the Designated Events of Default. This written waiver is limited to the Designated Events of Default and shall not constitute a written waiver of any other Event of Default. Except for the foregoing written waiver and the amendments set forth below, the Loan Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed by Borrower.

4.  Amendment to Loan Agreement.

Subject to the satisfaction of the conditions precedent set forth in Section 7 below, the Loan Agreement is hereby amended as follows:

(a)  The definition of “Eligible Receivables” in Appendix A to the Loan Agreement is hereby amended by amending clause (h) thereof in its entirety to read as follows:

“(h) with respect to all Accounts owed by any particular Account Debtor and/or its Affiliates, if such Accounts exceed 20% of the net collectible dollar value of all Eligible Receivables at any one time (which percentage may, in Lender’s sole discretion, be increased or decreased); provided, however, from the Amendment No. 1 Effective Date through and including November 30, 2006, Accounts owed by Pacific Telecom shall not be deemed ineligible solely by virtue of this clause (h) so long as the aggregate net collectible value of such Accounts does not exceed $3,437,000;”

(b)  Appendix A to the Loan Agreement is hereby amended by inserting the following defined terms in their appropriate alphabetical order to provide as follows:

“Amendment No. 5” shall mean Amendment No. 5 to Credit and Security Agreement dated as of November 14, 2006.

“Amendment No. 5 Effective Date” shall mean November 14, 2006.

5.  Additional Covenants. Borrower, jointly and severally, covenants and agrees that, until full performance and satisfaction, and indefeasible payment in full in cash, of all the Obligations and termination of the Loan Agreement, it shall satisfy and comply with each of the following covenants and agreements, and Borrower acknowledges and agrees that the failure to so comply as and when required herein shall result in an Event of Default:

(a)  Equity Raise. By not later than December 31, 2006, Borrower shall have raised and received additional cash equity (either via a cash equity contribution from Parent or otherwise) or subordinated debt, subordinated to the Obligations by written agreement in form and substance and subject to subordination or intercreditor terms acceptable to Lender, in an aggregate amount of not less than Five Million Dollars ($5,000,000) (the “Raise”). Borrower acknowledges and agrees that the Raise is consistent with the sound exercise of Borrower’s fiduciary duties based upon Borrower’s current business operations and financial condition, and in furtherance thereof, Borrower agrees to obtain Lender’s prior written consent with respect to the Borrower’s use of such Raise.

(b)  Budget; Consultant; Variances.

(i)  Borrower acknowledges and agrees that Lender may engage a management consultant acceptable to Lender (the “Consultant”), for the purpose of analyzing Borrower’s finances and operations and providing advise and consultation to Lender. The Consultant shall be engaged at Borrower’s sole cost and expense. Borrower shall give the Consultant access to such books and records of Borrower and members of management of Borrower as the Consultant may reasonably request in order to enable the Consultant to analyze the financial and operational information of the Borrower.

(ii)  Lender has received a thirteen week cash budget and business plan attached hereto as Exhibit A (the “Budget”), which Budget was prepared by management of Borrower and was accompanied by a certificate signed by the President or Chief Financial Officer of Borrower to the effect that such Budget has been prepared on a basis consistent with past budgets and financial statements and that such officer has no reason to question the reasonableness of any material assumptions on which such projections were prepared. On the first day of each calendar month, Borrower shall provide Lender with a revised Budget acceptable to Lender for the ensuing thirteen (13) week period which must be approved in writing by Lender. A failure of Borrower to comply with the Budget for any weekly period shall constitute an Event of Default under the Loan Agreement.

(iii)  Borrower shall provide to Lender by 12:00 p.m. EST on Wednesday of each week (commencing with November 8, 2006) with a written report (“Variance Report”), in form and substance satisfactory to Lender, analyzing the variances between the actual results of Borrower for the immediately preceding week and the cumulative weekly periods then ended to the applicable amounts set forth in the Budget.

(iv)  Borrower shall provide Lender the monthly financial statements and Compliance Certificate required by Section 6.1(a)(ii) of the Loan Agreement (x) by November 15, 2006 for the months of July and August, 2006, and (y) by November 30, 2006, for the months of September and October, 2006.

(c)  Reporting. Borrower shall diligently comply with each of the reporting requirements set forth in Section 6.1 of the Loan Agreement, including delivering a Borrowing Certificate prepared and delivered in accordance with Section 2.4 of the Loan Agreement.

(d)  Lockbox Notices. By not later than (i) November 15, 2006, Borrower shall have sent written notifications to each of its ten (10) largest Account Debtors directing them to make all payments directly to a Lockbox Account and (ii) November 30, 2006, Borrower shall have sent written notifications to all other Account Debtors directing them to make all payments directly to a Lockbox Account, in each case as required pursuant to Section 2.5 of the Loan Agreement. Borrower shall provide Lender copies of each such notice and such other evidence as Lender may require to confirm the delivery thereof to the Account Debtors.

6.  Waiver of Minimum Termination Fee. Notwithstanding Section 11.1(b) of the Loan Agreement or any other provision of the Loan Agreement, in the event the Obligations are indefeasibly repaid in full in cash by December 31, 2006, Lender shall waive payment of the applicable Minimum Termination Fee. If the Obligations are not repaid as provided above, then Borrower shall pay the Minimum Termination Fee as and when required in the Loan Agreement.

7.  Conditions of Effectiveness. This Amendment shall become effective upon Lender’s receipt of the following items in form and substance satisfactory to Lender and its counsel:

(a)  four (4) copies of this Amendment duly executed by Borrower;

(b)  executed joint and several guaranties from Frank Crivello and David Marks in form acceptable to Lender, including a representation by each of them as to their combined minimum net worth at the time of execution of the guaranties being at least $5,000,000;

(c)  Borrower shall pay all costs, fees and expenses of Lender (including the reasonable costs, fees and expenses of Lender’s in-house and outside counsel) incurred by Lender in connection with the negotiation, preparation and closing of this Amendment; and

(d)  such other certificates, instruments, documents and agreements as may be required by Lender or its counsel.

Upon the satisfaction of the foregoing conditions Lender will release the collateral pledge of the securities of Farwell Equity Partners, LLC.

8.  Representations and Warranties.

Each Credit Party hereby jointly and severally represents, warrants and covenants to Lender that:

(a)  This Amendment and the Loan Agreement, as amended hereby, constitute legal, valid and binding obligations of such Credit Party and are enforceable against such Credit Party in accordance with their respective terms.

(b)  Upon the effectiveness of this Amendment, it hereby reaffirms all covenants, representations and warranties made in the Loan Agreement and the other Loan Documents to which it is a party to the extent the same are not amended hereby and agree that all such covenants, representations and warranties shall be deemed to have been remade as of the effective date of this Amendment.

(c)  No Event of Default or Default has occurred and is continuing or would exist after giving effect to the waiver provided in this Amendment.

(d)  it has no defense, counterclaim or offset with respect to the Loan Agreement or any other Loan Document to which it is a party.

9.  Effect on the Loan Agreement.

(a)  Upon the effectiveness of this Amendment, each reference in the Loan Agreement or any other Loan Document to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Loan Agreement or the applicable Loan Documents as amended hereby.

(b)  Except as set forth in Section 3 of this Amendment, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Lender, nor constitute a waiver of any provision of the Loan Agreement, or any other Loan Documents.

10.  Release. Each Credit Party, both individually and on behalf of its Affiliates, hereby releases, remises, acquits and forever discharges Lender and its employees, agents, representatives, consultants, attorneys, fiduciaries, servants, officers, directors, partners, predecessors, successors and assigns, subsidiary corporations, parent corporations, Affiliates and related corporate divisions (all of the foregoing hereinafter called the “Released Parties”), from any and all actions and causes of action, judgments, executions, suits, debts, claims, counterclaims, demands, obligations, damages and expenses of any and every character, known or unknown, direct and/or indirect, at law or in equity, of whatsoever kind or nature, for or because of any matter or things done, omitted or suffered to be done by any of the Released Parties prior to and including the date of execution hereof, and in any way directly or indirectly arising out of or in any way connected to the Loan Agreement, this Amendment and the other Loan Documents (all of the foregoing hereinafter called the “Released Matters”). Each Credit Party, both individually and on behalf of its Affiliates, acknowledges that the agreements in this Section are intended to be in full satisfaction of all or any alleged injuries or damages arising in connection with the Released Matters. Each Credit Party agrees to indemnify and hold harmless the Released Parties with respect to any action brought on behalf of any of its Affiliates with respect to any of the Released Matters.

11.  Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of Maryland without giving effect to its choice of law provisions. Any judicial proceeding against Borrower with respect to the Obligations, any Loan Document (including this Amendment) or any related agreement may be brought in any federal or state court of competent jurisdiction located in the State of Maryland. Any judicial proceedings against Lender involving, directly or indirectly, the Obligations, any Loan Document or any related agreement shall be brought only in a federal or state court located in the State of Maryland. All parties acknowledge that they participated in the negotiation and drafting of this Agreement with the assistance of counsel and that, accordingly, no party shall move or petition a court construing this Agreement to construe it more stringently against one party than against any other.

12.  Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

13.  Counterparts; Facsimile.

This Amendment may be executed by the parties hereto in one or more counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, each of the parties has duly executed this Amendment No. 5 as of the date first written above.

CAPITALSOURCE FINANCE LLC

By:	/s/ AKIM GRATE
Name: Akim Grate Its: Portfolio Manager
Title

OBLIO TELECOM, INC.

By:	/s/ KURT JENSEN
Name: Kurt Jensen Its: President and CEO

PINLESS, INC.

By:	/s/ KURT JENSEN
Name: Kurt Jensen Its: President and CEO

ACKNOWLEDGED AND AGREED: TITAN GLOBAL HOLDINGS, INC.

By:	/s/ BRYAN CHANCE
Name: Bryan Chance Title: President

FARWELL EQUITY PARTNERS, LLC
By:	/s/ DAVID MARKS
Name: David Marks Its: Managing Member

/s/ FRANK CRIVELLO
Frank Crivello

/s/ DAVID MARKS
David Marks